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                                  Exhibit 23.5

The Board of Directors
PainCare Holdings, Inc.

We consent to the use of our report on the financial statements of Pain and Rehabilitation Network, Inc. dated October 22, 2002 in the Form 8-K of PainCare Holdings, Inc.

PARKS, TSCHOPP, WHITCOMB & ORR, P.A.

/s/ Parks, Tschopp, Whitcomb & Orr, P.A.

Maitland, Florida
December 23, 2002